UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 5, 2008

Peopleline Telecom Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	88-0385920
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Suite 2-175, E 15th Ave
Vancouver, B.C., Canada V5T 2P6

 (Address of Principal Executive Offices) (Zip Code)

(604) 639 2550 Ext. 930

(Registrant's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Peopleline Telecom Inc., a Nevada corporation (the "Registrant"), in connection with the items set forth below.

ITEM 8.01 OTHER EVENTS

On June 5, 2008, the Registrant and China Mobility Solutions, Inc, a Florida corporation with offices at Suite 407-1270 Robson Street, Vancouver, British Columbia V6E 3Z6 ("CHMS"), and Mr. Edward Gallagher, entered into a non-binding Letter of Intent (the "LOI") regarding the acquisition of approximately 74% of the common stock of Peopleline by CHMS and Mr. Edward Gallagher. The purpose of the LOI is to outline the objective of consummating the acquisition. A copy of the LOI is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

China Mobility Solutions, Inc. is a Public Company incorporated in Florida and managed from its Vancouver BC office. The Company intends to explore the Internet service and VoIP phone business after the acquisition.

Mr. Gallagher specializes in mergers and acquisition, as well as take-over financing. He was the Chairman of Canada Payphone Corporation, the first private payphone owner and operator in Canada.  He helped deregulate through Government Legislation the payphone industry in Canada, and negotiated an exclusive contract for the installation/operation of AT&T payphones for Canada.

CHMS and Mr. Edward Gallagher (hereafter refers as "Buyer") will purchase Thirty million (30,000,000) the Registrant's shares held by four (4) existing shareholders at $0.015 per share. The Registrant will have forty million three hundred and ninety-four thousand four hundred and twenty-seven (40,394,427) shares of its common stock outstanding mandatory prior to the sale of stock. The company debt of the Registrant approximating $325,000 will be the responsibility of the Buyer. The Registrant will be the sole operating subsidiary of the business combination.

Completion of the transaction is conditioned upon satisfactory completion of due diligence by parties, respective Board of Directors and shareholders approval, if required, approval of at least 75% of CHMS' outstanding debenture holders to the terms of this transaction, and other customary closing conditions.

ITEM 9.01 Financial Statements and Exhibits

Exhibit 10.1 Letter of Intent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Peopleline Telecom Inc.

Dated: June 6, 2008	By:	/s/ Edward Gallagher
Edward Gallagher Title: CEO and Director